Exhibit 99.1

Gurnet Point Capital and Novo Holdings A/S Complete Acquisition of Paratek Pharmaceuticals, Inc.

CAMBRIDGE, MASSACHUSETTS, Sept. 21, 2023 – Gurnet Point Capital (“Gurnet Point”) and Novo Holdings A/S (“Novo Holdings”) announced today the completion of their acquisition of Paratek Pharmaceuticals, Inc. (“Paratek” or the “Company”) (Nasdaq: PRTK), a commercial-stage biopharmaceutical company focused on the development and commercialization of novel therapies for life-threatening diseases and other public health threats. The Company’s lead commercial product, NUZYRA® (omadacycline), is a once-daily oral and intravenous antibiotic available in the United States for the treatment of adults with community-acquired bacterial pneumonia (CABP) and acute bacterial skin and skin structure infections (ABSSSI).

“Today’s completion of the acquisition of Paratek by Gurnet Point and Novo Holdings represents the beginning of a new chapter in our Company’s history,” said Evan Loh, M.D., Chief Executive Officer at Paratek. “We look forward to drawing upon the extensive experience of both Gurnet Point and Novo Holdings to provide lifesaving, transformative therapies to patients.”

The consideration paid to stockholders in the transaction was $2.15 per share in cash, plus a Contingent Value Right (“CVR”) of $0.85 per share payable upon the achievement of $320 million in U.S. NUZYRA net sales (excluding certain permitted deductions, payments under Paratek’s contract with ASPR-BARDA, certain government payments and certain royalty revenue) in any calendar year ending on or prior to December 31, 2026.

Under the terms of the merger agreement, Gurnet Point, a leading healthcare investment firm, and Novo Holdings, a holding and investment company responsible for managing the assets and wealth of the Novo Nordisk Foundation, acquired all outstanding shares of Paratek for approximately $462 million, including the assumption of debt and assuming full payment of a CVR.

Stockholders approved the merger agreement proposal at Paratek’s special meeting of stockholders on September 18, 2023 in connection with the previously announced definitive agreement between the Company, Gurnet Point and Novo Holdings. Paratek will be delisted from NASDAQ Global Exchange.

About Gurnet Point Capital

Gurnet Point Capital is a leading healthcare fund that invests in de-risked life sciences companies. Gurnet Point primarily focuses on businesses that have high growth potential in the late product development and commercialization stages of their evolution. These companies become partners not just because of their capacity to generate economic value, but also because of their potential to deliver social impact. Gurnet Point’s team of highly experienced industry executives work closely with its portfolio companies, with an active approach driving operational transformation and outsized returns. www.gurnetpointcapital.com.

About Novo Holdings A/S

Novo Holdings is a holding and investment company that is responsible for managing the assets and the wealth of the Novo Nordisk Foundation. The purpose of Novo Holdings is to improve people’s health and the sustainability of society and the planet by generating attractive long-term returns on the assets of the Novo Nordisk Foundation.

Wholly owned by the Novo Nordisk Foundation, Novo Holdings is the controlling shareholder of Novo Nordisk A/S and Novozymes A/S and manages an investment portfolio, with a long-term return perspective. In addition to managing a broad portfolio of equities, bonds, real estate, infrastructure and private equity assets, Novo Holdings is a world-leading life sciences investor. Through its Seeds, Venture, Growth, and Principal Investments teams, Novo Holdings invests in life science companies at all stages of development.

As of year-end 2022, Novo Holdings had total assets of EUR 108 billion. www.novoholdings.dk

About Paratek Pharmaceuticals, Inc.

Paratek Pharmaceuticals, Inc. is a commercial-stage biopharmaceutical company focused on the development and commercialization of novel therapies for life-threatening diseases and other public health threats.

The company’s lead commercial product, NUZYRA® (omadacycline), is a once-daily oral and intravenous antibiotic available in the United States for the treatment of adults with community-acquired bacterial pneumonia (CABP) and acute bacterial skin and skin structure infections (ABSSSI). Paratek has a collaboration agreement with Zai Lab for the development and commercialization of omadacycline in the greater China region and retains all remaining global rights.

Paratek is also conducting a Phase 2b study with NUZYRA in a rare disease, nontuberculous mycobacterial (NTM) pulmonary disease, caused by Mycobacterium abscessus complex. Paratek estimates this opportunity represents a potential $1 billion addressable market in the United States.

Paratek exclusively licensed U.S. rights and rights to the greater China territory for SEYSARA® (sarecycline), a once-daily oral therapy for the treatment of moderate to severe acne vulgaris, to Almirall, LLC. Paratek retains the development and commercialization rights for sarecycline in the rest of the world.

In 2019, Paratek was awarded a contract from the U.S. Department of Health and Human Services’ Biomedical Advanced Research and Development Authority (BARDA), now valued at up to $304 million, to support the development and U.S.-based manufacturing of NUZYRA for pulmonary anthrax.

For more information, visit www.ParatekPharma.com or follow us on LinkedIn and Twitter.

Contacts

Gurnet Point Capital

Blair Hennessy

Abernathy H/Advisors

Email: blair.hennessy@h-advisors.global

Phone: (212) 371-5999

Novo Holdings

Dora González

Public Relations Specialist

Email: dopg@novo.dk

Phone: (617) 922-5027